For Immediate Release
BofI Holding, Inc. Announces Record Third Quarter Net Income, Up 46.3%
Diluted EPS Increases 20.8%

SAN DIEGO, CA - (MARKETWIRE) - May 3, 2012 - BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent of BofI Federal Bank (the “Bank”), today announced financial results for the third fiscal quarter ended March 31, 2012. Net income was $7,718,000, an increase of 46.3% over net income of $5,275,000 for the quarter ended March 31, 2011. Earnings attributable to BofI's common stockholders were $7,331,000 or $0.58 per diluted share for the 2012 quarter, an increase of 20.8% from $5,198,000 or $0.48 per diluted share for the quarter ended March 31, 2011.

Third Quarter Fiscal 2012 Financial Summary:

Three Months Ended March 31,	Q3 Fiscal 2012	Q3 Fiscal 2011	YOY Change
Net Interest Income	$20,335,000	$15,303,000	32.9%
Non-Interest Income	$3,856,000	$1,924,000	100.4%
Net Income	$7,718,000	$5,275,000	46.3%
Net Income Attributable to Common Stockholders	$7,331,000	$5,198,000	41.0%
Core Earnings (1)	$8,256,000	$4,453,000	85.4%
Diluted EPS	$0.58	$0.48	20.8%

(1) Core earnings is a non-GAAP measure that excludes realized and unrealized gains and losses associated with our securities portfolios.

The increase in earnings for the quarter ended March 31, 2012 was primarily the result of increased net interest income and non-interest income. Net interest income increased 32.9% this quarter compared to the third quarter of 2011 due to an increase in average interest-earning assets of $538.9 million. The primary reason for the increase in average interest-earning assets was due to an increase of $593.0 million in average loans, which was partially offset by a decrease of $60.2 million in the average balance of investment securities. Non-interest income was $3.9 million for the quarter ended March 31, 2012 an increase of $2.0 million compared to $1.9 million for the quarter ended March 31, 2011. Increased mortgage banking volume, particularly sales of non-agency loans, during the third quarter of fiscal 2012 was the primary reason for the 100.4% growth in non-interest income year over year. The increase in net interest income and non-interest income in the third quarter of fiscal 2012 was partially offset by higher operating expenses year over year. Core earnings which exclude the after-tax impact of gains and losses associated with our securities portfolio increased 85.4% to $8,256,000 for the quarter ended March 31, 2012 compared to $4,453,000 for the quarter ended March 31, 2011.

Net income was $20,911,000 for the nine months ended March 31, 2012, an increase of 39.1% over $15,036,000 earned for the nine months ended March 31, 2011. Earnings attributable to BofI's common stockholders were $20,018,000 or $1.68 per diluted share for the nine months ended March 31, 2012, an increase of 35.2% from $14,804,000 or $1.37 per diluted share for the nine months ended March 31, 2011. The reasons for increased earnings for the nine months ended March 31, 2012 are similar to those identified this quarter, specifically, increased net interest income from loan growth and increased non-interest income from growth in the volume of loans sold through the mortgage banking business.

“We had another great quarter,” remarked Greg Garrabrants, President and Chief Executive Officer. “Overall, loan production was strong, despite the seasonal dip we experienced as a result of the holidays, and our net interest margin increased to 3.72% this quarter, up 12 basis points when compared to last quarter and up one basis point compared to the third quarter of fiscal 2011. The improvement in our net interest margin is primarily attributable to lower cost funding resulting from increased balances in checking, savings and money market accounts as well as lower cost re-pricing of term deposits and borrowings. For the fiscal year, the Bank has increased checking, savings and money market account balances by 67.0%, totaling $587.7 million at March 31, 2012.”

“Since the first quarter of this fiscal year, we added over 2.0 million shares to our fully diluted share count as a result of our $34.0 million in equity offerings. Despite this roughly 18% increase in fully diluted shares outstanding, we fully absorbed the impact of that dilution in only two quarters, returning our EPS to $0.58, the same level posted for the first quarter of fiscal 2012,” added Mr. Garrabrants. “With our current capital well in excess of our target capital ratios and our strong earnings, we look forward to driving our earnings per share higher by growing our asset base without the headwind of additional dilution. The opportunities for growth in our single family and multifamily loan portfolio lending remain strong with near record pipelines in each group. In addition, we will commence operation of our mortgage warehouse business in the fourth quarter, further driving earning-asset growth.”

Other Highlights:

•	Loan portfolio grew by $481.9 million or 43.3% compared to March 31, 2011

•	Deposits grew by $309.7 million, or 24.5% compared to March 31, 2011

•	Asset quality remains strong with total non-performing assets of 0.76% of total assets and with non‑performing loans of 0.99% of total loans at March 31, 2012

•	Tangible book value increased to $15.64 per share, up $2.39 compared to March 31, 2011

•	Total assets reached $2,278.0 million, up $541.9 million or 31.2% compared to March 31, 2011

Third Quarter 2012 Income Statement Summary

During the quarter ended March 31, 2012, BofI earned $7,718,000 or $0.58 per diluted share compared to $5,275,000, or $0.48 per diluted share for the three months ended March 31, 2011. Net interest income increased $5,032,000 or 32.9% for the quarter ended March 31, 2012 compared to March 31, 2011. Average earning assets grew year over year by $538.9 million or 32.7% and our net interest margin was 3.72% compared to 3.71% for the quarters ended March 31, 2012 and 2011, respectively.

Loan loss provision was $2,000,000 for the quarter ended March 31, 2012 as compared to $1,150,000 for March 31, 2011. Increases primarily in single-family loan charge-offs in fiscal 2012 required an increase in loan loss provisions.

For the third quarter ended March 31, 2012, non-interest income was $3,856,000 compared to $1,924,000 for the three months ended March 31, 2011. The increase was primarily due to gain on sale of non-agency mortgage loans which was $1.9 million for the quarter ended March 31, 2012. There was no non-agency mortgage loan sales during the quarter ended March 31, 2011.

Non-interest expense or operating costs increased $1,761,000, to $9,190,000 for the quarter ended March 31, 2012 from $7,429,000 for the three months ended March 31, 2011. The increase was mainly a result of an increase in compensation expense of $1,437,000 related to additional staffing added during the year, an increase in data processing expense of $450,000 and an increase in other operating expense categories due to costs associated with an increase account volume and additional employees.

Balance Sheet Summary
Our total assets increased $337.9 million, or 17.4%, to $2,278.0 million, as of March 31, 2012, up from $1,940.1 million at June 30, 2011. The loan portfolio increased a net $270.6 million, primarily from portfolio loan originations of $530.1 million less principal repayments of $172.9 million. Investment securities decreased by $16.4 million, primarily due to $96.7 million in principal repayments, partially offset by $72.6 million in purchases. Total liabilities increased by $282.5 million or 15.8%, to $2,074.8 million at March 31, 2012, up from $1,792.3 million at June 30, 2011. The increase in total liabilities resulted primarily from growth in demand, savings and time deposits of $235.1 million. Stockholders' equity increased by $55.4 million, or 37.5%, to $203.2 million at March 31, 2012, up from $147.8 million at June 30, 2011. The increase was primarily the result of $20.9 million in net income for the nine months, the net issuance of preferred stock of $19.5 million and the net issuance of common stock of $13.3 million.

BofI's Tier 1 capital was 8.42% at March 31, 2012 compared to 7.99% at June 30, 2011.

Conference Call

A conference call and webcast will be held on Thursday, May 3, 2012 at 4:30 PM Eastern / 1:30 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 888-452-4004, conference ID # 9601148; international callers should dial: 719-457-0349, using the same conference ID number. The conference call will be webcast live and may be accessed at BofI's website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI's website for 30 days.
About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BofI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With over $2.2 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 3000 Index.
Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as core earnings. Core earnings exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI's core lending and mortgage banking business. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors' understanding of its business and performance, these non-GAAP measures should not be consider in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to core earnings:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Net income	$7,718	$5,275	$20,911	$15,036
Realized securities gains	—	(1,478)	—	(1,960)
Unrealized securities losses	906	131	1,593	988
Tax provision	(368)	525	(643)	385
Core earnings	$8,256	$4,453	$21,861	$14,449

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI's financial prospects and other projections of its performance and asset quality, BofI's ability to grow and increase its business and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI's periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contact:
BofI Holding, Inc.
Gregory Garrabrants, President and CEO
858/350-6203
Gregory.Garrabrants@bofifederalbank.com

Investor Relations:
MZ Group, Inc.
Mark A. McPartland, Senior Vice President
1-212-301-7130
markmcp@mzgroup.us

SELECTED FINANCIAL DATA
The following tables set forth certain selected financial data concerning the periods indicated:
BofI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands)

Unaudited	March 31, 2012	June 30, 2011	March 31, 2011
Selected Balance Sheet Data:
Total assets	$2,278,030	$1,940,087	$1,736,178
Loans—net of allowance for loan losses	1,595,704	1,325,101	1,113,813
Loans held for sale, at fair value	44,286	20,110	3,652
Loans held for sale, lower of cost or market	45,329	—	—
Allowance for loan losses	8,355	7,419	6,892
Securities—trading	5,983	5,053	4,469
Securities—available for sale	170,397	145,671	158,983
Securities—held to maturity	328,528	370,626	381,711
Total deposits	1,575,473	1,340,325	1,265,797
Securities sold under agreements to repurchase	120,000	130,000	130,000
Advances from the FHLB	359,000	305,000	186,000
Subordinated debentures and other borrowings	5,155	7,655	5,155
Total stockholders’ equity	203,239	147,766	142,184

BofI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Nine Months Ended
	March 31,		March 31,
Unaudited	2012	2011	2012	2011
Selected Income Statement Data:
Interest and dividend income	$29,348	$23,928	$85,729	$67,603
Interest expense	9,013	8,625	28,131	25,503
Net interest income	20,335	15,303	57,598	42,100
Provision for loan losses	2,000	1,150	5,963	4,350
Net interest income after provision for loan losses	18,335	14,153	51,635	37,750
Non-interest income	3,856	1,924	11,412	5,973
Non-interest expense	9,190	7,429	27,946	18,868
Income before income tax expense	13,001	8,648	35,101	24,855
Income tax expense	5,283	3,373	14,190	9,819
Net income	$7,718	$5,275	$20,911	$15,036
Net income attributable to common stock	$7,331	$5,198	$20,018	$14,804
Per Share Data:
Net income:
Basic	$0.62	$0.48	$1.72	$1.38
Diluted	$0.58	$0.48	$1.68	$1.37
Book value per common share	$15.64	$13.25	$15.64	$13.25
Tangible book value per common share	$15.64	$13.25	$15.64	$13.25
Weighted average number of shares outstanding:
Basic	11,919,305	10,816,911	11,612,887	10,698,405
Diluted	13,226,903	10,923,855	12,303,128	10,799,769
Common shares outstanding at end of period	11,430,145	10,351,831	11,430,145	10,351,831
Common shares issued at end of period	12,174,770	11,003,606	12,174,770	11,003,606
Performance Ratios and Other Data:
Loan originations for investment	$145,312	$152,290	$530,091	$361,126
Loan originations for sale	179,399	23,306	497,578	162,991
Loan purchases	—	6,922	—	110,682
Return on average assets	1.38%	1.25%	1.30%	1.28%
Return on average common stockholders’ equity	16.80%	15.35%	16.64%	15.02%
Interest rate spread[1]	3.57%	3.56%	3.50%	3.48%
Net interest margin[2]	3.72%	3.71%	3.66%	3.66%
Efficiency ratio	37.99%	43.12%	40.50%	39.25%
Capital Ratios:
Equity to assets at end of period	8.92%	8.19%	8.92%	8.19%
Tier 1 leverage (core) capital to adjusted tangible assets[3]	8.42%	8.11%	8.42%	8.11%
Tier 1 risk-based capital ratio[3]	13.47%	12.97%	13.47%	12.97%
Total risk-based capital ratio[3]	14.05%	13.61%	14.05%	13.61%
Tangible capital to tangible assets[3]	8.42%	8.11%	8.42%	8.11%
Asset Quality Ratios:
Net annualized charge-offs to average loans outstanding	0.43%	0.43%	0.41%	0.51%
Nonperforming loans to total loans	0.99%	0.94%	0.99%	0.94%
Nonperforming assets to total assets	0.76%	1.11%	0.76%	1.11%
Allowance for loan losses to total loans at end of period	0.52%	0.61%	0.52%	0.61%
Allowance for loan losses to nonperforming loans	52.14%	64.93%	52.14%	64.93%
_________________________
1. Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
2. Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3. Reflects regulatory capital ratios of BofI Federal Bank.